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Exhibit 21.1

Significant Subsidiaries of Piper Jaffray Companies

Company:(1)	Organized under the laws of:
U.S. Bancorp Piper Jaffray Inc. (to be renamed Piper Jaffray & Co. in connection with the distribution)	Delaware

(1)
The names of various active and inactive subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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Significant Subsidiaries of Piper Jaffray Companies